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                                                                   EXHIBIT 10.1


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of May 8, 2000, by and between U.S. Bancorp, a Delaware corporation (as further defined in Section 8.13.12 hereof, "Employer"), and John F. Grundhofer ("Executive"), amends and restates the Employment Agreement dated as of August 1, 1997 by and between Employer and Executive (as amended by the First Amendment to Employment Agreement dated as of June 11, 1998 by and between Employer and Executive, the "Original Agreement").

         In consideration of the respective undertakings of Employer and Executive set forth below, Employer and Executive agree as follows:

         1. Employment. Employer hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Employer, for the period and upon the other terms and conditions set forth in this Agreement.

         2. Term of Employment. The term of Executive's employment pursuant to this Agreement will commence on August 1, 1997 (the "Commencement Date") and, unless terminated at an earlier date in accordance with Section 5 of this Agreement, shall continue in effect until the fifth anniversary of the Commencement Date; and, commencing on the first anniversary of the Commencement Date and on each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than 30 days prior to any such date of automatic extension of this Agreement, Employer or Executive shall have given the other party to this Agreement written notice that the Agreement will not be so extended. The term of Executive's employment commencing on the Commencement Date and ending pursuant to the terms hereof is hereinafter referred to as the "Period of Employment."

         3. Position and Duties.

            3.01 Service with Employer. During the Period of Employment, Executive agrees to perform such reasonable executive employment duties as Employer shall assign to him from time to time and shall have the title of President and Chief Executive Officer and upon the earlier of (x) the retirement of Gerry B. Cameron and (y) January 1, 1999, the Executive shall have the additional title of Chairman of the Board of Directors of the Employer; provided, however, that (a) Employer may name another executive President during the Period of Employment so long as Executive retains the other titles as herein provided and (b) following a Partial Change in Control, Employer may name one or more other executives Chairman of the Board of Directors, President and/or Chief Executive Officer. Executive also agrees to serve, for any period for which he is elected, as a director on the Board of Directors of Employer and to serve as a member of any committee of the Board of Directors of Employer to which Executive may be elected or appointed.


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                  3.02 Performance of Duties. Executive agrees to serve Employer faithfully and to the best of his ability and to devote his full business time, attention and efforts to the business and affairs of Employer during the Period of Employment; provided, however, that Executive may engage in other activities, such as activities involving charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations (as Employer may from time to time approve), management of Executive's personal investments, and similar types of activities to the extent that such other activities do not inhibit in any material way or prohibit the performance of Executive's duties under this Agreement, or inhibit in any material way or conflict with the business of Employer and its subsidiaries.

         4.       Compensation.

                  4.01 Base Salary. As base compensation for all services to be rendered by Executive under this Agreement, Employer will pay to Executive during the Period of Employment a base annual salary ("Annual Salary") to be paid in substantially equal installments in accordance with Employer's standard payroll procedures and policies. The Annual Salary will be at least $840,000, but the Annual Salary may be increased (but not reduced) from time to time in the sole discretion of Employer; provided, however, that for any of the three years beginning after a Change in Control (as hereinafter defined) during the Period of Employment, Executive's Annual Salary shall be increased by a percentage not less than the average percentage increase in the base annual salary for each of the next five highest paid officers of Employer for such year.

                  4.02 Annual Bonus. During the Period of Employment, Executive will be entitled to participate in the Employer's Executive Incentive Plan (or, if such Plan shall cease to exist, Employer's annual bonus award program, if any, for Employer's executives at Executive's grade level) with a target bonus opportunity at least as great as that provided to the Executive immediately prior to the Commencement Date. The award of an annual bonus is highly discretionary and is subject to the terms and provisions of the Executive Incentive Plan (or, if such Plan shall cease to exist, Employer's annual bonus award program, if any, for Employer's executives at Executive's grade level).

                  4.03 Options and Restricted Stock. During the Period of Employment, Executive will be eligible to receive grants of Employer's stock options and restricted stock, or other awards pursuant to equity-based plans of Employer. Such grants are highly discretionary and would be subject to the terms of the applicable agreements prescribed by Employer from time to time.

                  Notwithstanding the foregoing, the Executive shall be granted on the date of the Original Agreement 50,000 shares of restricted common stock of the Employer (the "Restricted Stock"). The Restricted Stock shall vest in five equal installments on each of the first through fifth anniversaries of the date of grant but shall vest immediately upon the Executive's death or Disability (as defined in the Employer's Disability Program) or upon a termination of the Executive's employment by the Employer without Cause or by the



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Executive for Good Reason, or upon a Full Change in Control (as each of such terms is defined in the next paragraph of this Section 4.03). The Executive shall be granted as of the date of the Original Agreement an option (the "Option") to acquire 150,000 shares of the Employer's common stock at their Fair Market Value on the date of grant (as defined in the Employer's 1997 Stock Incentive Plan). The Option shall have a term of 10 years and shall vest and become exercisable in full on the fifth anniversary of the date of grant, subject to acceleration in the event of achievement of performance targets set forth in the grant of the Option, and shall be subject to all other terms and conditions currently applicable to options granted under such Plan to other executive officers of the Employer. The option shall vest and become immediately exercisable upon the Executive's death or Disability (as defined in the Employer's Disability Program) or upon a termination of the Executive's employment by the Employer without Cause or by the Executive for Good Reason, or upon a Full Change in Control (as each of such terms is defined in the next paragraph of this Section 4.03).

                  For purposes of this Section 4.03, the terms "Cause," "Good Reason" and "Full Change in Control" shall have the meanings contained in the Original Agreement without regard to amendments thereto made hereby. For purposes of the agreements between the Executive and the Employer relating to the Restricted Stock and the Option, the terms "Cause" and "Good Reason" shall have the meanings contained in the Original Agreement without regard to such amendments.

                  This Agreement shall not have the effect of amending or otherwise modifying in any way any agreements between the Employer and the Executive relating to stock options or restricted stock awards in existence on the date of this Agreement (except to the extent that the agreements relating to the Restricted Stock and the Option are modified by the immediately preceding paragraph).

                  4.04 Participation in Other Benefit Plans. During the Period of Employment, Executive will be entitled to participate in such retirement plans, major medical, hospital, surgical and dental plans, executive disability plans and other Employer benefits not described elsewhere in this Section 4 as are being provided by Employer to executives at Executive's grade level from time to time to the extent that Executive's age, positions and other factors qualify him for such benefits. If, for any period during the Period of Employment, Executive is not eligible by reason of length of service to participate in such plans maintained by Employer, Employer shall provide Executive with benefits equivalent to those provided under such plans and, with respect to benefits provided by Employer equivalent to those provided under Employer's major medical, hospital, surgical and dental plans, shall compensate Executive on an after-tax basis for any additional income taxes payable by Executive by reason of Employer providing such benefits directly rather than through such plans. Upon a termination of employment for any reason and for the remainder of the Executive's life and that of his current spouse, the Employer shall continue to provide medical and dental benefits in the aggregate to the Executive and his current spouse pursuant to the Employer's Retiree Health Care Program at a subsidized cost on the same basis as the Employer subsidizes premiums for retirees of the Employer who retired prior to January 1,



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1993 (collectively, "Medical Benefits"). The Executive and his current spouse's entitlement to Medical Benefits shall survive the termination of this Agreement.

                  4.05 Long-Term Disability Benefits. During the Period of Employment, Executive's annual benefit under Employer's long-term disability plan shall not be less than 60% of the total of (i) Executive's base annual salary at the date of disability plus (ii) the annual average of bonuses received by Executive during the three prior Executive Incentive Plan years (or, if such Plan shall cease to exist, such other annual bonus award program, if any, pursuant to which Executive received annual bonus payments), and Employer agrees to pay Executive (at the time benefits are payable under the long-term disability plan) the excess, if any, of such annual benefit over the annual benefit provided by Employer's long-term disability plan.

                  4.06 Survivor Benefit Programs; Life Insurance. During the Period of Employment, Executive will be entitled to participate in survivor benefit programs covering Employer's executives at Executive's grade level in effect on the Commencement Date or as modified or supplemented by Employer from time to time. If, for any period during the Period of Employment, Executive is not eligible to participate in such survivor benefit programs, Employer shall provide Executive with benefits equivalent to those provided under such programs. In addition, during the Period of Employment Employer shall continue to provide a life insurance policy with a face value of at least $1 million for the benefit of a beneficiary designated by Executive (or, if no beneficiary is designated, for the benefit of Executive's spouse). Such insurance policy shall be in addition to the amount of group term insurance, if any, provided to Executive under an insurance plan maintained by Employer for its employees generally. Executive hereby represents to Employer that Executive is insurable on normal terms and conditions.

                  4.07 Retirement Benefits. The Executive shall be entitled to a retirement benefit pursuant to the Employer's Non-Qualified Supplemental Executive Retirement Plan in effect as of the date hereof (the "NQSRP"), with the following modifications: (i) the Executive's lifetime annual pension benefit commencing at age 65 shall be 57.5% of his final three year's average compensation, (ii) the Executive shall be fully vested in this benefit at age 60, with no actuarial or other reduction for retirement prior to age 65 but after age 60 but with a reduction for commencement of benefits prior to age 65,
(iii) the Prior Plans' Offset (as defined in the NQSRP) shall be fixed at $270,000 per year, and (iv) the Executive's minimum actual pension from all Employer qualified plans and the NQSRP shall not be less than $1 million per year, commencing at age 65 and, if the joint and survivor form of benefit is elected, his spouse's minimum total survivor benefit from all sources upon executive's death at or after age 65 shall not be less than $500,000 per year. In the event of any conflict between the terms of this Section 4.07 and the NQSRP, the provisions of this Section 4.07 shall prevail.

                  4.08 Vacation and Sick Leave. During the Period of Employment, Executive will be entitled to reasonable paid vacation periods each year, will be entitled to carry over to subsequent years unused vacation periods, and upon termination of employment



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will be entitled to be paid for unused vacation periods, in each case in accordance with Employer's policy for executives at Executive's grade level from time to time. Executive will also be entitled to reasonable sick leave in accordance with Employer's policy for executives at Executive's grade level from time to time.

                  4.09 Perquisites. During the Period of Employment, Employer will provide Executive with such perquisites as Employer from time to time provides to executives at Executive's grade level including, without limitation,
(a) an automobile or automobile allowance consistent with Employer's policies for an executive at Executive's grade level, (b) reimbursement of initiation, fees, if any, and dues for one country club and one business club of Executive's choice, and (c) the reimbursement of the cost of financial and tax counseling (subject to an annual limit of two percent of current base annual salary). Additionally, during the Period of Employment, Employer will reimburse Executive for the difference between (i) interest payments made by Executive on Executive's real estate mortgage loan for his personal residence (with the loan amount not to exceed 80% of the purchase price for such residence) and (ii) the interest payments that would apply to such loan if the interest rate on such loan were one percentage point less than the interest rate generally prevailing in the market at the time the loan was entered into.

                  4.10 Expenses. Employer will reimburse Executive for all expenses and disbursements reasonably incurred by executive in the performance of his duties during the Period of Employment, and such other facilities or services as Employer and Executive may, from time to time, agree are reimbursable, subject to the presentment of appropriate vouchers in accordance with the Employer's normal policies for expense verification.

                  4.11 Indemnity and Hold Harmless. Except to the extent inconsistent with Employer's charter or bylaws, Employer will indemnify Executive and hold Executive harmless to the fullest extent permitted by law with respect to acts of Executive as an officer and director of Employer during the Period of Employment. Employer further agrees that if and to the extent Employer in its sole discretion maintains directors' and officers' insurance policies, Executive will be covered by such policies with respect to acts of Executive as an officer and director of Employer during the Period of Employment to the same extent as all other officers and directors of Employer under such policies.

                  4.12 Payments on Account of Restricted Stock Relating to Former Employment. Employer has established and is maintaining a bookkeeping account for Executive (the "Bookkeeping Account"), which account was initially credited with $305,074, representing the amount agreed to be paid to Executive and not paid to date in respect of shares of Wells Fargo Company ("Wells Fargo") Common Stock transferred by Wells Fargo to Executive, but not vested, as of January 30, 1990. The amount credited to the Bookkeeping Account shall be deemed to have been invested in such stock, bonds or other securities as Executive shall, from time to time, designate in writing to Employer's Executive Vice President, Human Resources, or such other individual as Employer shall designate, which deemed investments must be reasonably acceptable to Employer and must be of a type that Employer would be permitted to make under applicable laws and regulations. The


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Bookkeeping Account shall be credited or debited, as the case may be, with gains or losses deemed incurred as a result of such designated, deemed investments.

                  Certain debits have been made to the Bookkeeping Account as provided in the Employment Agreement dated December 30, 1992 by and between Employer and Executive (the "1992 Employment Agreement"). The balance of the Bookkeeping Account shall become payable to, or with respect to, Executive upon the earliest of the following events (i) January 30, 2003, (ii) Executive's death or (iii) Executive's termination of employment for any reason within 24 months after a Change In Control. In the event the balance of the Bookkeeping Account becomes payable upon Executive's termination of employment for any reason other than death or within 24 months after a Change in Control, the entire balance shall be paid within 30 days of such event. In the event the balance of the Bookkeeping Account becomes payable upon Executive's death, the entire balance shall be paid by December 31 of the calendar year in which Executive dies. Upon the occurrence of any other event giving rise to Employer's obligation to pay Executive the balance of the Bookkeeping Account, on January 30 of each year beginning in the year 2003 and for each of the next nine consecutive years, after taking into account any amount credited or debited to the Bookkeeping Account as a result of the deemed investment thereof or otherwise pursuant to the terms of this Section 4.12, the following proportions of the Bookkeeping Account shall be paid to Executive: 1/10, 1/9, 1/8, 1/7, 1/6, 1/5, 1/4, 1/3, 1/2 and the entire remaining balance thereof.

                  Employer, in its sole and absolute discretion, may alter the timing or manner of payment of the balance of the Bookkeeping Account in the event that Executive establishes to the satisfaction of Employer severe financial hardship. Severe financial hardship will be deemed to have occurred in the event of Executive's impending bankruptcy, a dependent's long and serious illness or other events of similar magnitude. Executive may designate a beneficiary or beneficiaries who, upon his death, are to receive distributions that otherwise would have been paid to Executive. All designations shall be in writing and shall be effective only if and when delivered to Employer during the lifetime of Executive.

                  Employer shall have the right to deduct from all payments made pursuant to this Section 4.12 any federal, state or local taxes required by law to be withheld with respect to such payments. Executive and Employer understand and agree that the timetable set forth above with respect to the payment of the balance of the Bookkeeping Account is irrevocable and shall not be subject to any amendment or modification. Further, Executive and Employer understand and agree that Employer is under a contractual obligation to make payments to Executive in accordance with this Section 4.12. Such payments shall not be financed from any trust fund, insurance or otherwise and shall be paid solely out of the general funds of Employer, and Executive shall have no interest whatsoever in any investments made by Employer on account of Executive's request with respect to deemed investments of the Bookkeeping Account. Executive will not have any interest whatsoever in any specific asset of Employer as a result of this Agreement, and Executive's rights to payments hereunder shall be no greater than the right of any other general, unsecured creditor of Employer. In no event shall Employer make any payment hereunder to any assignee or


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creditor of Executive or a beneficiary. Prior to the time of payment hereunder,
Executive or a beneficiary thereof shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Section 4.12, nor shall such rights be assigned or transferred by operation of law.

         5.       Termination.

                  5.01 Grounds for Termination. The Period of Employment will terminate prior to the expiration of the term set forth in Section 2 of this Agreement in the event that:

                  (a)      Executive shall die.

                  (b) Executive shall qualify for and accrue payments under Employer's Disability Program for a period covering 90 consecutive days.

                  (c) Employer shall terminate the Period of Employment for Cause (as hereinafter defined).

                  (d) Executive shall terminate the Period of Employment for (i) Good Reason (as hereinafter defined), (ii) Good Reason following a Full Change in Control (as hereinafter defined) or (iii) Good Reason following a Partial Change in Control (as hereinafter defined).

                  (e) Employer shall terminate the Period of Employment other than for Cause.

                  (f) Executive shall terminate the Period of Employment for any reason not constituting Good Reason, Good Reason following a Full Change in Control or Good Reason following a Partial Change in Control.

                  Notwithstanding any termination of the Period of Employment, Executive, in consideration of his employment hereunder to the date of such termination, will remain bound by the provisions of this Agreement that specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

         5.02     Effect of Termination.

                  (a) In the event of termination of the Period of Employment pursuant to the provisions of Section 5.01(a) above, Executive's trust estate or estate, as the case may be (as determined in accordance with Section 8.02 of this Agreement), will be entitled to be paid the base annual salary otherwise payable to Executive pursuant to Section 4.01 of this Agreement only through the date of such termination. Additionally, Executive's survivors will be entitled to any benefits provided under






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                           Employer's survivor benefit program. If the joint and
                           survivor form of benefit is elected, the Executive's current spouse, should she survive the Executive, shall be entitled to a survivor benefit based on a 50% joint and survivor annuity pursuant to the Executive's retirement benefits described in Section 4.07, commencing on what would have been the Executive's 65th birthday. In addition, the Restricted Stock shall vest immediately and the Option shall vest and become immediately exercisable. The Executive's current spouse shall also be entitled to the provision of Medical Benefits.

                  (b) In the event of termination of the Period of Employment pursuant to the provisions of section 5.01(b) above, Executive will be entitled to be paid the base annual salary otherwise payable to Executive pursuant to Section 4.01 of this Agreement only through the date of such termination. Executive will be entitled to benefits under Employer's Disability Program and to the benefits provided for in Section
                           4.05 in connection with Employer's Disability Plan. If Executive shall cease to be eligible for long-term disability payments pursuant to the Disability Plan within three years following the date of such termination, Employer will pay Executive a lump sum payment in the amount of Executive's annual base salary at the time of such termination. The Executive shall receive the retirement benefits described in
                           Section 4.07 commencing on his 65th birthday. In addition, the Restricted Stock shall vest immediately, and the Option shall vest and become immediately exercisable. The Executive and his current spouse shall also be entitled to the provision of Medical Benefits.

                  (c) In the event of termination of the Period of Employment pursuant to the provisions of Section 5.01(c) or (f) above, Employer will have no further obligations hereunder except that Employer will pay Executive his base salary, at the rate then in effect, and continue to provide Executive and his current spouse Medical Benefits. Executive will not be paid any annual bonus pursuant to Section 4.02 of this Agreement for the calendar year in which the termination occurs or any subsequent calendar year.

                  (d) In the event of termination of the Period of Employment pursuant to the provisions of Sections 5.01(d) or 5.01(e) above, Employer will (i) pay Executive his full base salary through the date of termination at the rate in effect at the time Notice of Termination is given; (ii) pay as damages to Executive, not later than 30 days following the date of termination, a lump sum payment equal to three times the sum of (A) Executive's annual base salary in effect at the time Notice of Termination is given and (B) the annual target bonus potential



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                           available to Executive at the time Notice of
                           Termination is given (or, in the event of termination within 24 months following a Change in Control or in the event of an Anticipatory Termination (as hereinafter defined), if either of the following amounts is greater, the bonus earned in the last fiscal year prior to the date of termination or the average bonus earned in the last three fiscal years prior to the date of termination, whichever is larger), (iii) continue to provide the employee benefits described in Sections 4.04, 4.05 (with disability benefits to be calculated as of the date of termination), and 4.06 to which Executive was entitled on the date of such termination for a period of three years from the date of such termination and thereafter, to provide the Executive and his current spouse with Medical Benefits, (iv) continue to provide the perquisites described in Section 4.09 to which Executive was entitled on the date of such termination for a period of three years from the date of such termination, (v) cause the acceleration of the exercisability of any stock option or the vesting of any restricted stock grants (other than those pursuant to Employer's Restricted Stock and Performance Plan) that would have become exercisable or vested, as the case may be, during the remaining Period of Employment had no such termination occurred, and cause the Restricted Stock and the Option to become immediately vested and exercisable, as the case may be, provided, however, that such acceleration or immediate vesting shall occur only to the extent that it is consistent with the last two paragraphs of Section 4.03 hereof, (vi) cause the acceleration of vesting of restricted stock grants under Employer's Restricted Stock and Performance Plan if the vesting schedule has been determined at the time of such termination and such vesting would have occurred during the remaining Period of Employment had no such termination occurred, (vii) give Executive credit for three additional years of age and service (or five additional years in the event of termination within 24 months following a Change in Control or in the event of an Anticipatory Termination) for all purposes in determining Executive's retirement benefits pursuant to Section
                           4.07 and the NQSRP, (viii) in the event of termination within 24 months following a Change in Control or in the event of an Anticipatory Termination, pay Executive the full amount of any long-term cash incentive award for any plan periods then in progress to the extent not provided for in any Employer long-term cash incentive plan or plans,
                           (ix) in the event of termination within 24 months following a Change in Control or in the event of an Anticipatory Termination, pay Executive the year-to-date pro-rata amount of any annual cash incentive award for any plan as in effect immediately prior to the Change in Control to the extent not provided for in such plan or plans and the amount of any annual cash incentive award for any plan as in effect for the immediately prior year if Executive would have received








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                       such an award if there had been no such termination of
                       employment in the then current year, and (x) pay for individual outplacement counseling services to Executive up to a maximum of $60,000. Except as otherwise provided in clause (ix) of this Section 5.02 (d) , Executive will not be paid any annual bonus pursuant to Section 4.02 of this Agreement for the calendar year in which the termination occurs.

                  5.03 Notice of Termination. Any purported termination by Employer or Executive of the Period of Employment shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in Section 5.01 above relied upon.

                  5.04 Offsets. Executive shall have no duty to seek other employment. However, in the event of termination of the Period of Employment pursuant to the provisions of Sections 5.01(d) or 5.01(e), the following offsets will apply to reduce the payments and benefits which Executive shall be entitled to receive pursuant to Section 5.02(d): (i) (A) in the event of termination within 24 months following a Change in Control or in the event of an Anticipatory Termination, the amount payable to Executive pursuant to Section 5.02(d)(ii) will be offset by any salary, cash bonus and other earned income (within the meaning of Section 911(d)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code")) received by Executive for services rendered by Executive to persons or entities other than the Employer during or with respect to the 36-month period after the date of termination, or (B) in the event of termination at any time not within 24 months following a Change in Control and that is not an Anticipatory Termination, one-third of the amount payable to Executive pursuant to Section 5.02(d)(ii)(A) and the entire amount payable to Executive pursuant to Section 5.02(d)(ii)(B) shall be offset by amounts received by Executive which are described in subparagraph (A) above; (ii) the benefits payable to Executive pursuant to Section 5.02(d)(iii) and (iv) shall be discontinued if Executive obtains full-time employment providing welfare benefits during the 36-month period following the date of termination; and (iii) in the event of termination at any time within 24 months following a Change in Control or in the event of an Anticipatory Termination, any additional benefits under Employer's NQSRP pursuant to Section 5.02(d) will be reduced by the amount of vested defined benefit pension benefits and vested defined benefit non-qualified supplemental retirement benefits actually payable to Executive without any risk of forfeiture from persons or entities other than Employer which are attributable to service rendered by Executive to such other persons or entities during the 36 months following the date of termination of Executive's employment. Such reduction shall be calculated based on the vested benefits payable at age 65 under the single life annuity form of payment under the applicable plans which are accrued by Executive during such period. The foregoing calculations for a particular plan shall be made by the actuary for such plan in accordance with generally accepted actuarial principles. The amount of such reduction at age 65 shall be actuarially reduced if Executive's benefits under the Employer's NQSRP, as modified by Section 4.07, commence before Executive attains age 65.








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                  Not less frequently than annually (by December 31 of each
year), Executive shall account to Employer with respect to all payments and benefits received by Executive which are required hereunder to be offset against payments or benefits received by Executive from Employer. If the Employer has paid amounts in excess of those to which Executive is entitled (after giving effect to the offsets provided above), Executive shall reimburse Employer for such excess by December 31 of such year. The requirements imposed under this paragraph shall terminate on December 31 of the calendar year which includes the third anniversary of the date of termination.

                  5.05 Additional Payments. In the event any payment or distribution of any type by Employer to Executive or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional cash payment (a "Gross-Up Payment") equal to an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of determining the amount of the Gross-Up Payment, which determination shall be made by the Employer's independent auditors, at the Employer's sole expense, Executive's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including Executive's share of F.I.C.A. and Medicare taxes) then in effect. If no determination by Employer's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Executive, Executive will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Executive in such tax return, within 30 days of the filing of such tax return. In all events, if a tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Employer's independent auditors or reflected in Executive's tax return pursuant to this Section 5.05, Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from Employer within 30 days of such determination.

                  5.06 Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive from continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by Employer and for which Executive may qualify, nor, except as expressly provided in this Agreement, shall anything herein limit or reduce such rights as Executive may have under any other agreement with, or plan, program, policy or practice of, Employer. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, Employer (including, without limitation, the cashout of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Executive becomes entitled to benefits under Article 5 of this Agreement, Executive shall not be entitled to receive payments under any other severance pay plan or program sponsored or maintained by Employer or any of its Affiliates.

         6.       Non-Competition and Unfair Competition.

                  6.01 Agreement Not to Compete. Without the approval by resolution of the Board of Directors of Employer, upon termination of Executive's employment with Employer by Employer for Cause pursuant to Section 5.01(c) or by Executive without Good Reason, Good Reason following a Full Change in Control or Good Reason following a Partial Change in Control pursuant to
Section 5.01(f), Executive will not, for a period of three years thereafter, become an officer, employee, agent, partner, director or substantial stockholder (holding more than 5% of the voting securities) of any bank, savings bank, trust company, bank and trust company, savings and loan association or holding company thereof, in each case if such entity conducts business in the State of California, the State of Colorado, the State of Idaho, the State of Illinois, the State of Iowa, the State of Kansas, the State of Minnesota, the State of Montana, the State of Nebraska, the State of Nevada, the State of North Dakota, the State of Oregon, the State of South Dakota, the State of Utah, the State of Washington, the State of Wisconsin, the State of Wyoming or any other State in which Employer has substantial operations.

                  6.02 Agreement Not to Solicit. Without the approval by resolution of the Board of Directors of Employer, upon termination of Executive's employment with Employer for any reason whatsoever, Executive will not, for the remainder of the Period of Employment if no termination had occurred (or, if longer, for the one-year period following such termination),
(i) solicit or aid in soliciting as a customer or client of banking or related financial services (including, without limitation trust, credit card and investment management services) any person, firm, corporation, association or other entity (A) that was a customer or client of Employer or any Affiliate of Employer, and for which Executive or anyone under Executive's supervision performed any services or with which substantial business relations were maintained by Employer or any Affiliate of Employer at any time during the five years prior to the termination of the Period of Employment or (B) whose identity or particular needs Executive otherwise discovered as a result of his employment with Employer, or (ii) solicit or aid in soliciting any employees of Employer or any Affiliate of Employer to leave their employment. Without the approval by resolution of the Board of Directors of Employer, upon termination of Executive's employment with Employer for any reason whatsoever, Executive agrees never to copy, remove from Employer or its Affiliates, dispose or make any use of any confidential customer list, confidential business information with respect to customers, confidential materials relating to the practices or procedures of Employer or its Affiliates, or any other proprietary information.

         7. Taxes. All payments to be made to Executive under this Agreement will be net of required withholding of federal, state and local income and employment taxes. Whenever under this Agreement Executive is to be compensated or reimbursed on an "after-tax basis," Executive will be assumed to be subject to federal income taxes at the highest marginal rate applicable to individuals and to state income taxes at the highest marginal effective rate for residents of Minneapolis, Minnesota.

         8.       Miscellaneous.

                  8.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

                  8.02 Successors. This Agreement shall be binding upon and inure to the benefit of Employer and its successors. This Agreement will inure to the benefit of, be enforceable by, and any amounts and benefits owed to Executive at the time of Executive's death, unless otherwise provided herein, will be paid to, the Trustee under the John F. and Beverly J. Grundhofer Living Trust Agreement, or, if such Trust is not then in existence, the personal representative or personal representatives of Executive's estate. Reference to the "John F. and Beverly J. Grundhofer Living Trust Agreement" means that certain Declaration of Trust, John F. and Beverly J. Grundhofer Living Trust, dated February 22, 1988, by and between John F. and Beverly J. Grundhofer, as donors and as original Trustees, as amended and existing at John F. Grundhofer's death. Reference to the Trustee under the John F. and Beverly J. Grundhofer Living Trust Agreement means the then acting Trustee or Trustees under the John
F. and Beverly J. Grundhofer Living Trust Agreement and any successor Trustees.

                  Employer will require the Resulting Corporation (as hereinafter defined) or any other successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or consolidated assets of Employer and its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination and Notice of Termination shall be deemed to have been given on such date. In any case where a successor assumes the Employer's obligations under this Agreement by operation of law, the requirements imposed in this paragraph will be satisfied if the successor acknowledges to Executive in writing that it has assumed the Employer's obligations under this Agreement by operation of law within 30 days of receipt of a written notice from Executive requesting such acknowledgment.

                  8.03 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Executive by Employer and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The Original

Agreement is hereby amended and restated. The Change in Control Severance Pay Agreement entered into between Employer and Executive on March 16, 1992, which was attached as Exhibit A to the 1992 Employment Agreement with Employer, remains terminated and of no force or effect.

                  8.04 Amendments. No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by each party hereto.

                  8.05 No Waiver. No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  8.06 Assignment. This Agreement is not assignable, in whole or in part, by any party without the written consent of the other party.

                  8.07 Injunctive Relief. Executive agrees that it would be difficult to compensate Employer fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of
Section 6. Accordingly, Executive specifically agrees that Employer will be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief will not, however, diminish the right of Employer to claim and recover damages in addition to injunctive relief.

                  8.08 Disputes and Legal Fees.

                  (a) Before a Change in Control. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which is not resolved by the parties will not sooner than 30 days after the dispute shall arise, be settled by arbitration before three arbitrators in accordance with the rules of the American Arbitration Association, and judgment upon an award rendered by the arbitrators, or at least a majority of them, may be entered in any court having jurisdiction thereof; provided, however, that Employer will be entitled to seek injunctive or other equitable relief in a court of law to enforce the provisions of Section 6. Such arbitration shall be conducted in Minneapolis, Minnesota. The expenses incurred in connection with any arbitration, including but not limited to each party's legal fees and the arbitrators' fees and expenses, will be allocated between the parties according to the relative fault of each, as determined by the arbitrators.

                  (b) After a Change in Control. Subparagraph (a) above shall not apply after a Change in Control, and the provisions of this subparagraph (b) shall apply instead. If Executive so elects, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively, by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If Executive does not elect arbitration, Executive may pursue any and all legal remedies available to him. Employer shall pay to Executive any legal fees and expenses reasonably incurred by him after a Change in Control. If Executive elects arbitration, Employer will pay all fees and expenses of the arbitrator.

                  8.09 Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision will be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement will be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that should the duration of or geographical extent of, or business activities covered by, the noncompetition covenant contained in Section 6 be determined to be in excess of that which is valid or enforceable under applicable law, then such provision will be construed to cover only that duration or extent, or those activities which may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement will be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                  8.10 Notices. All notices under this Agreement will be in writing and will be deemed effective when delivered in person (in Employer's case, to its Secretary) or twenty-four (24) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail, addressed, in the case of Executive, to him at his last residential address known by Employer and, in the case of Employer, to its corporate headquarters, attention of its Secretary, or to such other address as Executive or Employer may designate in writing at any time or from time to time to the other party. In lieu of notice by deposit in the U.S. mails, a party may give notice by telegram, telex or telecopy, in which case such notice will be deemed effective upon receipt.

                  8.11 Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which will be deemed to he an original, but all such counterparts will together constitute one and the same instrument.

                  8.12 Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  8.13 Definitions. For purposes of this Agreement, the following additional definitions shall apply:

         8.13.1 "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such person, is the Beneficial Owner, directly or indirectly, of securities of Employer representing 20% or more of the combined voting power of Employer's then outstanding securities, but shall not include any Company Entity.

         8.13.2 "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

         8.13.3 "Announcement Date" shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

         8.13.4 "Anticipatory Termination" shall mean a termination of employment pursuant to Section 5.01(d) or 5.01(e) hereof as a result of an act or event that occurs prior to a Change in Control and after the Announcement Date and either (i) at the request of any other party to a transaction, or any Person associated with the event or course of events (other than Employer or a Company Entity), that results in a Change in Control, or (ii) otherwise in contemplation of a Change in Control; provided, that no termination shall be deemed an Anticipatory Termination unless the Change in Control to which it relates actually occurs.

         8.13.5 "Associate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

         8.13.6 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

         8.13.7 "Board of Directors" shall mean the board of directors of Employer.

         8.13.8 "Cause" shall mean termination upon (i) the willful and continued failure by Executive to substantially perform his duties with Employer (other than any such failure resulting from his disability or from termination by Executive for Good Reason, Good Reason following a Full Change in Control or Good Reason following a Partial Change in Control), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which Employer believes that Executive has not substantially performed his duties, and Executive has failed to resume substantial performance of his duties on a continuous basis within 14 days of receiving such demand, (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Employer, monetarily or otherwise, (iii) Executive's conviction of a felony which impairs his ability substantially to perform his duties with Employer or (iv) the issuance of an order under Section 8 (e) (4) or 8 (g) (1) of the Federal Deposit Insurance Act by which Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of Employer and/or any Affiliate of Employer. For purposes of this paragraph, no act, or failure to act, on Executive's part will be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Failure to perform Executive's duties with Employer during any period of disability shall not constitute "Cause."

         8.13.9 "Change in Control" shall mean a Full Change in Control or a Partial Change in Control.

         8.13.10 "Company Entity" shall mean Employer, any subsidiary of Employer or any employee benefit plan of Employer or of any subsidiary of Employer or any entity holding shares of the voting capital stock of Employer organized, appointed or established for, or pursuant to the terms of any such plan.

         8.13.11 "Continuing Director" shall mean any person who is a member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (x) was a member of the Board of Directors as of the date of this Agreement or (y) subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors has been approved in advance by the Continuing Directors; provided that any director designated by or on behalf of a Person who has entered into an agreement with Employer (or who is contemplating entering into such an agreement) to effect a consolidation or merger of Employer or a Company Entity, or other reorganization, with or into one or more entities which are not Company Entities, and any director that serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such transaction, shall not be deemed to have received such advance approval for initial nomination or election, and any such director shall not be deemed to be a Continuing Director in each case solely for the purpose of determining whether the addition of members of the Board of Directors in connection with, or in contemplation of, such transaction results in a Full Change in Control under clause (B) of Section 8.13.14 of this Agreement.

         8.13.12 "Employer" shall mean U.S. Bancorp, a Delaware corporation, or any successor thereto pursuant to Section 8.02 hereof (including a Resulting Corporation) or by operation of law.

         8.13.13 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         8.13.14 "Full Change In Control" shall mean any of the following after the date hereof:

                           (A) the public announcement (which, for purposes of
                    this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by Employer or any Person that a Person (other than a Company Entity) has become the Beneficial Owner, directly or indirectly, of securities of Employer (x) representing 20% or more, but not more than 50%, of the combined voting power of Employer's then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors or (y) representing more than 50% of the combined voting power of Employer's then outstanding securities (regardless of any approval by the Continuing Directors); or

                           (B) the Continuing Directors cease to constitute a
                    majority of the Board of Directors of Employer or the Resulting Corporation, except as a result of the death, retirement or disability of one or more Continuing Directors; or

                           (C) any sale, lease, exchange or other transfer (in
                    one transaction or a series of related transactions) of all or substantially all of the consolidated assets of Employer and its subsidiaries or the adoption of any plan of liquidation or dissolution of Employer.

                    Notwithstanding the foregoing, any of the foregoing events that would constitute a Full Change in Control may be deemed to be a Partial Change in Control in the sole discretion of the Board of Directors as evidenced by adoption of a resolution by a majority of a quorum of the Board of Directors at a duly held meeting or by unanimous written action in lieu of a meeting, which determination may be made at any time prior to the Change in Control or, in the case of subparagraph (A) above, at any time within 20 days following the Change in Control.

         8.13.15 "Good Reason" shall mean termination of the Period of Employment (other than an Anticipatory Termination) by Executive, at any time that is not during the 24-month period following a Change in Control, upon the occurrence, without Executive's consent, of any one or more of the following: (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authorities, duties or other responsibilities as in effect immediately prior to such assignment or any other action of Employer which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by Employer promptly after receipt of notice thereof given by Executive, and other than the Employer's providing the title of President of the Employer to another executive, provided that Executive continues as Chairman of the Board (if he is then Chairman of the Board) and Chief Executive Officer of Employer; (ii) a reduction by Employer in Executive's base salary as in effect on the Commencement Date or as the same shall be increased from time to time; (iii) Employer's requiring

         Executive to be based at a location in excess of 30 miles from the location of Executive's principal office as of the Commencement Date;
         (iv) the failure by Employer to provide Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or benefit plan, program, policy and practice as in effect at the Commencement Date (or as in effect following the Commencement Date, if greater); (v) a material breach by Employer of its obligations under this Agreement after notice in writing from Executive and a reasonable opportunity for Employer to correct such conduct; (vi) the failure of Employer to obtain a satisfactory agreement from the Resulting Corporation or any other successor to Employer to assume and agree to perform this Agreement; and (vii) any purported termination by Employer of Executive's employment that is not effected pursuant to a Notice of Termination (as previously defined). Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. Termination by Executive of the Period of Employment for Good Reason shall constitute termination for Good Reason for all purposes of this Agreement, notwithstanding that Executive may also thereby be deemed to have "retired" under any applicable retirement programs of Employer.

         8.13.16 "Good Reason following a Full Change in Control" shall mean termination of the Period of Employment by Executive, during the 24-month period following a Full Change in Control (or prior to a Full Change in Control in the event of an Anticipatory Termination), upon the occurrence, without Executive's express written consent, of any one or more of the following: (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Announcement Date or any other action of Employer which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by Employer promptly after receipt of notice thereof given by Executive;
         (ii) a reduction by Employer in Executive's base salary as in effect immediately prior to the Announcement Date (or as in effect following the Announcement Date, if greater); (iii) the failure by the Employer to provide Executive total cash compensation (consisting of base salary plus cash bonus) with respect to any fiscal year (including the fiscal year in which the Full Change in Control occurs and the year prior to the fiscal year in which the Full Change in Control occurs if the cash bonus for such prior fiscal year has not been determined as of the date of the Full Change in Control, and including a portion of a fiscal year if a fiscal year is not complete at the end of the 24-month period following a Full Change in Control) at least equal to the greatest of
         (x) actual total cash compensation paid to Executive with respect to the fiscal year prior to the fiscal year for which the calculation is made or (y) the average annual total cash compensation paid to Executive with respect to the two fiscal years prior to the fiscal year for which the calculation is made (total cash compensation "with respect to any fiscal year" shall be determined at the time the bonus with respect to such fiscal year is determined, even if such bonus is determined after the 24-month period following a

         Full Change in Control, and the bonus portion of cash compensation for services rendered in a portion of a fiscal year determined at the end of 24 months following a Full Change in Control shall be determined by reference to the pro-rata portion of any annual bonus for such fiscal year); (iv) a reduction by Employer in Executive's annual target bonus or maximum bonus award opportunities as in effect immediately prior to the Announcement Date (or as in effect following the Announcement Date, if greater); (v) the Employer's requiring Executive to be based at a location that is both outside the same metropolitan area of, and in excess of 30 miles from, the location of Executive's principal office immediately prior to the Announcement Date; (vi) the failure by the Employer to provide employee benefit plans, programs, policies and practices (including, without limitation, retirement plans and medical, dental, life and disability insurance coverage) to Executive and Executive's family and dependents (if applicable) that provide substantially similar benefits, in terms of aggregate monetary value, to Executive and Executive's family and dependents (if applicable) at substantially similar costs to Executive as the benefits provided by those plans, programs, policies and practices in effect immediately prior to the Announcement Date (or as in effect following the Announcement Date, if greater); (vii) a material breach by Employer of its obligations under this Agreement after notice in writing from Executive and a reasonable opportunity for Employer to correct such conduct; (viii) the failure of Employer to obtain a satisfactory agreement from the Resulting Corporation or any other successor to Employer to assume and agree to perform this Agreement; and (ix) any purported termination by the Employer of Executive's employment that is not effected pursuant to a Notice of Termination. Termination by Executive of the Period of Employment for Good Reason following a Full Change in Control shall constitute termination for Good Reason following a Full Change in Control for all purposes of this Agreement, notwithstanding that Executive may also thereby be deemed to have "retired" under any applicable retirement programs of Employer.

         8.13.17 "Good Reason following a Partial Change in Control" shall mean termination of the Period of Employment by Executive, during the 24-month period following a Partial Change in Control (or prior to a Partial Change in Control in the event of an Anticipatory Termination), upon the occurrence, without Executive's express written consent, of any one or more of the following: (i) a reduction by the Employer in Executive's base salary as in effect immediately prior to the Announcement Date; (ii) a reduction by the Employer in Executive's annual target bonus or maximum bonus award opportunities as in effect immediately prior to the Announcement Date; (iii) the Employer's requiring Executive to be based at a location that is both outside the same metropolitan area of, and in excess of 30 miles from, the location of Executive's principal office immediately prior to the Announcement Date; (iv) a material breach by Employer of its obligations under this Agreement after notice in writing from Executive and a reasonable opportunity for Employer to correct such conduct; and (v) any purported termination by the Employer of Executive's employment that is not effected pursuant to a Notice of Termination. Any event which may otherwise constitute Good Reason following a Partial Change in Control shall cease to constitute Good Reason following a Partial Change in Control if Executive does not have a Termination of Employment within 90 days following such event. Termination by Executive of the Period of Employment for Good Reason following a Partial Change in Control shall constitute termination for Good Reason following a Partial Change in Control for all purposes of this Agreement, notwithstanding that Executive may also thereby be deemed to have "retired" under any applicable retirement programs of Employer.

         8.13.18 "Partial Change in Control" shall mean any of the following after the date hereof:

                            (A) a consolidation or merger of Employer or a
                 Company Entity, or other reorganization, with or into one or more entities which are not Company Entities, as a result of which less than 60% of the outstanding voting securities of the Resulting Corporation are, or are to be, owned by former shareholders of Employer as determined immediately prior to consummation of such transaction (excluding voting securities of the Resulting Corporation owned, or to be owned, by such shareholders by reason of their ownership prior to such transaction of securities of any entity other than Employer) and as a result of which the Continuing Directors constitute more than 50% of the Board of Directors of the Resulting Corporation;

                            (B) the public announcement (which, for purposes of
                 this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by Employer or any Person that a Person (other than a Company Entity) has become the Beneficial Owner, directly or indirectly, of securities of Employer representing 20% or more, but not more than 50%, of the combined voting power of the Employer's then outstanding securities if the transaction resulting in such ownership has been approved in advance by the Continuing Directors; or

                            (C) an event that would have constituted a Full
                 Change in Control but was deemed to be a Partial Change in Control in accordance with the definition of Full Change in Control.

         8.13.19 "Person" shall have the meaning ascribed to such term as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

         8.13.20 "Resulting Corporation" shall mean the surviving corporation in any consolidation, merger or other reorganization to which Employer is a party; provided, however, that if the surviving corporation in any such transaction is a subsidiary of another corporation, then the Resulting Corporation is the ultimate parent corporation of such surviving corporation; and provided, further, that in the event of a


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         consolidation, merger or other reorganization to which a Company Entity
         (other than Employer) is a party, then Employer shall be deemed the Resulting Corporation.

                    8.14 Code Section 162(m). Notwithstanding any other provision of this Agreement to the contrary, to the extent that Employer's tax deduction for remuneration in respect of the payment of any amount under Sections 5.02, 5.05 or 8.02 of this Agreement would be disallowed under Code
Section 162(m) by reason of the fact that Executive's applicable employee remuneration, as defined in Code Section 162(m)(4), either exceeds or, if such amount were paid, would exceed the $1,000,000 limitation in Code Section 162(m)(1), Employer may, in its sole discretion, defer the payment of such amount, but only to the extent that, and for so long as, Employer's tax deduction in respect of the payment thereof would be so disallowed under Code
Section 162(m); provided that no payment may be deferred beyond three months after the end of Employer's fiscal year in which Executive's termination of employment occurs, and Employer may accelerate the payment of previously deferred amounts if it determines that the amount of the tax deduction that would be disallowed is not significant. Amounts which are deferred under this
Section 8.14 will be credited with interest at a rate determined by Employer from time to time, but in no event less than the long-term applicable federal rate under Code Section 1274(d) in effect from time to time.

         IN WITNESS WHEREOF, Employer and Executive have executed this Agreement as of the date set forth in the first paragraph hereof.


                                   U.S. BANCORP


                                   By  /s/ Lee R. Mitau
                                     -------------------------------------------
                                   Its Executive Vice President - Corporate
                                       Development, General Counsel and
                                       Secretary


                                   /s/ John F. Grundhofer
                                   ---------------------------------------------
                                   John F. Grundhofer




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